                                                                     EXHIBIT 11

                              HERMAN MILLER, INC.
                   COMPUTATIONS OF EARNINGS PER COMMON SHARE
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                       Three Months Ended               Nine Months Ended
                                                  ------------------------------     ----------------------------
                                                     March 4,        Feb. 26,        March 4,        Feb. 26
                                                     1995              1994           1995(1)        1994(2)
                                                  -----------        -----------     ------------    ------------
NET INCOME APPLICABLE
    TO COMMON SHARES                              $     4,259        $    11,181     $     13,639(3)  $    29,838
                                                  ===========        ===========     ============     ===========

Weighted Average Common
    Shares Outstanding                             24,774,316         25,158,820       24,693,824      25,179,665

Net Common Shares
    Issuable Upon Exercise
    of Certain Stock Options                           62,327            216,990           87,674         183,279
                                                  -----------        -----------     ------------     -----------

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING AS ADJUSTED                        24,836,642         25,375,810       24,781,449      25,362,944
                                                   ==========        ===========     ============     ===========

EARNINGS PER SHARE                                $       .17        $       .44     $        .55     $      1.18
                                                  ===========        ===========     ============     ===========

(1) Represents 40 weeks
(2) Represents 39 weeks
(3) Contains $15.5 million of pretax restructuring charges taken in the second quarter ended December 3, 1994. These charges reduced net income by $9.6 million and earnings per share by $.39.




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